Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of our share capital is a summary and is based on the provisions of our memorandum of association (our “memorandum”), our amended and restated bye-laws (our “bye-laws”), and the applicable provisions of the Bermuda Companies Act of 1981 (the “Companies Act”). This information is qualified entirely by reference to the applicable provisions of our memorandum, our bye-laws and the Companies Act. Copies of our memorandum and bye-laws are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. Whenever we refer to particular sections or defined terms of our memorandum or bye-laws or such sections or defined terms are incorporated herein by reference, and the statement in connection with such reference is made is qualified in its entirety by such reference. References to “Essent Group”, “we,” “us” or “our” mean Essent Group Ltd., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

Authorized and Outstanding Capital Stock

Essent Group is authorized to issue a total of 233,333,333.333 common shares, with a par value of $0.015 per share.

As of December 31, 2022, there were 107,682,621 common shares issued and outstanding, and no preference shares were authorized, issued or outstanding.

Common Shares

General

Our common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of Bermuda law and our bye-laws, we may be required to make an offer to repurchase shares held by members. All of our outstanding shares of common shares are fully paid and nonassessable. Our common shares are listed on the NYSE under the symbol “ESNT.”

Dividend Policy

Our board of directors may, subject to Bermuda law and our bye-laws, declare a dividend to be paid to our members as of a record date determined by the board, in proportion to the number of shares held by such holder.

Voting Rights

In general, and subject to the adjustments described below, holders of our common shares will have one vote for each common share held by them and will be entitled to vote, on a non-cumulative basis, at all meetings of shareholders.

Under our bye-laws, in the event that a Tentative 9.5% Shareholder (as defined below) exists, the aggregate votes conferred by shares held by a shareholder and treated as Controlled Shares (as defined below) of that Tentative 9.5% Shareholder shall be reduced to the extent necessary such that the Controlled Shares of the Tentative 9.5% Shareholder will constitute less than nine and one-half percent (9.5%) of the voting power of all issued and outstanding shares. The votes of members owning no shares treated as Controlled Shares of any Tentative 9.5% Shareholder shall, in the aggregate, be increased by the same number of votes subject to reduction as described above, provided, however, that no shares shall be conferred votes to the extent that doing so will cause any person to be treated as a 9.5% Shareholder. These reductions will be made pursuant to formulas provided in our bye-laws, as applied by the board within its discretion. Under these provisions certain members may have their voting rights limited to less than one vote per share, while other members may have voting rights in excess of one vote per share.

“Tentative 9.5% Shareholder” means for a U.S. Person that, but for adjustments or restrictions on exercise of the voting power of shares pursuant to our bye-laws, would be a 9.5% Shareholder.

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“Controlled Shares” means, in reference to any person, all shares that such person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) or, in the case of any U.S. Person, constructively (within the meaning of Section 958(b) of the Code); “9.5% Shareholder” means a U.S. Person that (a) owns (within the meaning of Section 958(a) of the Code) any shares and (b) owns, is deemed to own, or constructively owns Controlled Shares which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares. For purposes of this discussion, the term "U.S. Person" means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation, created in or organized under the laws of the United States, or organized under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. trustees have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. Federal income tax purposes or (v) any other person or entity that is treated for U.S. Federal income tax purposes as if it were one of the foregoing.

In addition, our bye-laws provide that the board may determine that certain shares shall not carry voting rights or shall have reduced voting rights to the extent that the board reasonably determines that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to us, any of our subsidiaries or any member or its affiliates, provided that the board will use reasonable efforts to ensure equal treatment to similarly situated members to the extent possible under the circumstances.

Our bye-laws authorize us to request information from any member for the purpose of determining whether a member’s voting rights are to be adjusted as described above. If, after a reasonable cure period, a member fails to respond to a request by us for information or submits incomplete or inaccurate information in response to a request, the board may eliminate the member’s voting rights. A member will be required to notify us in the event it acquires actual knowledge that it or one of its investors is the actual, deemed or constructive owner of 9.5% or more of our controlled shares.

Dividends and Other Distributions

Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the company’s assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of holders of any preference shares. “Contributed surplus” is defined for purposes of section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company.

Meetings of Shareholders

Our annual general meeting is held each year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that the Chief Executive Officer or the Chairman (if any) or any two directors or any director and the secretary may convene a members meeting. In addition, upon receiving a requisition from the shareholders of at least one tenth (1/10th) of the paid up share capital of the Company, the board shall convene a special general meeting. Under our bye-laws, at least 5 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present throughout and representing in person or by proxy in excess of 50% of the total issued voting

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shares. Questions proposed for the consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Subject to our bye-laws, at any general meeting two or more persons present throughout and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company shall form a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws or the Companies Act, at any general meeting, subject to any rights or restrictions attached to the shares, every shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each voting share held. No shareholder shall be entitled to vote at a general meeting unless such shareholder has paid all the calls on all shares held by them. Subject to the Companies Act and our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast. In the case of an equality of votes the resolution shall fail.

Approval of Corporate Matters by Written Consent

The Companies Act and our bye-laws provide that shareholders may take action by written resolution signed by the majority of shareholders that would have been required had a meeting occurred and had all shareholders so entitled attended and voted thereat.

Shareholder Proposals

Under Bermuda law, shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Shareholder Advance Notice Procedure

Our bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual general meeting of our shareholders.

These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

The bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual general meeting must deliver to our secretary a timely written notice of the shareholder’s intention to do so.

To be timely, the shareholder’s notice must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice no earlier than 120 days prior to such annual general meeting and no later than the later of 70 days prior to the date of the general meeting or the 10th day following the day on which public announcement of the date of the general meeting was first made by the Company.

The notice must include the following information:

Exhibit 4.3
•the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

•a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

•if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

•such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated or intended to be nominated, or the matter that had been proposed, or intended to be proposed, by the board of directors;
•if applicable, the consent of each nominee to serve as a director if elected; and

•such other information that the board of directors may request in its discretion.

Number of Directors

Our bye-laws provide that our board shall consist of such number of directors being not less than two directors and such number in excess as the board may determine. Our board of directors currently consists of nine directors.

Classified Board of Directors

Our board is divided into three classes, Class I, Class II and Class III. Each class of directors consists of one-third of the total number of directors constituting the entire board. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.

Removal of Directors

Our bye-laws provide that a director may be removed only with cause by a majority vote of the shareholders, provided that the notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Duties of Directors

The Companies Act, which applies to us, authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our board. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•a duty to act in good faith in the best interests of the company;

•a duty not to make a personal profit from opportunities that arise from the office of director;

•a duty to avoid conflicts of interest; and

•a duty to exercise powers for the purpose for which such powers were intended.

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The Companies Act imposes a duty on directors and officers of a Bermuda company:

•to act honestly and in good faith with a view to the best interests of the company; and
•to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders or members, creditors, or any class of either shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

Interested Directors

Bermuda law provides that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for this purpose.

Amendment of Memorandum of Association

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Amendments to our memorandum of association will require an affirmative vote of the majority of our board and by a resolution of the shareholders including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

These provisions make it more difficult for any person to remove or amend any provisions in our memorandum of association and bye-laws that may have an anti-takeover effect.

Exhibit 4.3

Amendment of Bye-laws

Consistent with the Companies Act, our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

In the case of certain bye-laws, including the bye-laws relating to the power to demand a vote on a poll, election and removal of directors, indemnification and exculpation of directors and officers, winding up of the company and amendment of memorandum of association provisions, the required resolutions must include the affirmative vote of at least 66 2/3% of our directors then in office and of at least 66 2/3% of the votes attaching to all shares in issue.

Approval of Certain Transactions

Amalgamations, Mergers and Similar Arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Our bye-laws provide that a simple majority of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting is two persons present throughout and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our bye-laws contain provisions regarding “business combinations” with “interested shareholders.”

Pursuant to our bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless:

•prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or
•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding, those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in an tender or exchange offer.

The bye-laws define “business combinations” to include the following:

•any merger or consolidation of the Company with the interested shareholder or its affiliates or with any other company, partnership, unincorporated association or other entity if caused by the interested shareholder;

•any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of our assets involving the interested shareholder;

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•subject to specified exceptions, any transaction that results in the issuance or transfer by us of any share of the Company to the interested shareholder;
•any transaction involving us that has the effect of increasing the proportionate share of any class or series of our shares beneficially owned by the interested shareholder; or
•any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Takeovers

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders and members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is also required to keep at its registered office a register of directors and officers which is also open to inspection by shareholders and members of

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the general public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws.

Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Bermuda Registrar of Companies. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Certain Bye-law Provisions

The provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons’ terms.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.